UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 22, 2013
VHGI HOLDINGS, INC.
(Exact name of Company as specified in its charter)
Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
103 North Court Street, Sullivan, IN	47882
(Address of principal executive offices)	(Zip Code)
Company’s telephone number, including area code:	(812) 268-5459

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                Entry into a Material Definitive Agreement.

(a)                 On April 22, 2013,VHGI Holdings, Inc. (the “Company”), Lily Group Inc., an Indiana corporation and indirect wholly-owned subsidiary of the Company (“Lily”), and Ariana Turquoise Investment AS, a Marshal Islandscorporation (the “Lender”), entered into a loan agreement (the “Loan Agreement”) under which, if all closing conditions are met, the Lender would agree to lend to Lily a total of $65,047,083.33 (the “Loan”), subject to the terms and conditions set forth therein. The Loan would have a term of ten years and accrue interest at a rate of 4.25% per annum, with payments of interest being made annually in advance (except for the first such payment, which could be deducted from the proceeds of the Loan).

In addition to Lender’s completion of additional diligence and other closing conditions set forth in the Loan Agreement, Lender’s obligation to make disbursements under the Loan is expressly conditioned upon the Company's securing of a $13 million letter of credit.

Item 2.03                                Creation of a Direct Financial Obligation or an Obligation under an Off-BalanceSheet Arrangement of a Registrant.

(a)                 As described in further detail under Item 1.01 above, on April 22, 2013, the Company and Lily entered into the Loan Agreement with the Lender.

Item 9.01.                       Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.                                Description

10.1	Loan Agreement dated April 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI HOLDINGS, INC.
(Company)

Date	April 26, 2013
By:		/s/ Paul R. Risinger
Name:		Paul R. Risinger
Title:		Chief Executive Officer